SETTLEMENT AGREEMENT

I.             PARTIES AND DATE OF AGREEMENT: This Settlement Agreement (“Agreement”) is made and entered into on the 31st day of January, 2007 (the Effective Date) between the following parties: Kelley Communication Company, Kelley Technologies, LLC, James Michael Kelley and Siena Technologies, Inc. (formerly known as Network Installation Corp.), collectively referred to herein as “Kelley”, and Lisa Cox, individually and as Special Administratrix of the Estate of Stephen L. Cox, collectively referred to herein as “Cox”, and collectively referred to as the Parties.

II.	PURPOSE:

Disputes have arisen between the Parties and they have agreed to resolve their disputes through mediation. This Agreement is intended to settle all rights and obligations of the Parties.

III.         CONSIDERATION AND TERMS: In consideration of the following mutual promises the parties agree as follows:

A.	Kelley shall pay to Cox the total cash sum of $90,000.00 on the following terms:

1.	$30,000.00 payable upon execution of this agreement;
2.	$15,000.00 payable January 31, 2008;
3.	$15,000.00 payable January 31, 2009;
4.	$15,000.00 payable January 31, 2010; and
5.	$15,000.00 payable January 31, 2011.

B.           Kelley shall transfer to Cox 280,000 shares of common stock in SIENA TECHNOLOGIES (the “Common Stock”) on or before March 1, 2007. The shares shall be transferred in 13 separate certificates matching the schedule set forth in this paragraph. Siena’s stock transfer agent shall issue the shares to Cox within 5 business days of the execution of this agreement. Said shares shall be restricted stock, legended to prohibit the sale of any shares unless (i) registered pursuant to Section 5 of the Securities Act of 1933, as amended, or exempt therefrom, and (ii) sold in compliance with the following restrictions on sale. Cox agrees that she will not, either individually or as Special Administratrix of the Estate of Stephen L. Cox, directly or indirectly, (1) offer for sale, sell or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Common Stock, whether any such transaction described above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause, or otherwise attempt to cause, to be filed a registration statement, including any amendments thereto, with respect to the registration of any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of Siena Technologies, Inc. or (4) publicly disclose the intention to do any of the foregoing, except as otherwise permitted below:

1.	100,000 shares may be sold by Cox following the 12-month anniversary of this Agreement.
2.	An additional 15,000 shares may be sold by Cox following the 13-month anniversary of this Agreement.
3.	An additional 15,000 shares may be sold by Cox following the 14-month anniversary of this Agreement.
4.	An additional 15,000 shares may be sold by Cox following the 15-month anniversary of this Agreement.
5.	An additional 15,000 shares may be sold by Cox following the 16-month anniversary of this Agreement.
6.	An additional 15,000 shares may be sold by Cox following the 17-month anniversary of this Agreement.
7.	An additional 15,000 shares may be sold by Cox following the 18-month anniversary of this Agreement.
8.	An additional 15,000 shares may be sold by Cox following the 19-month anniversary of this Agreement.
9.	An additional 15,000 shares may be sold by Cox following the 20-month anniversary of this Agreement.
10.	An additional 15,000 shares may be sold by Cox following the 21-month anniversary of this Agreement.

11.	An additional 15,000 shares may be sold by Cox following the 22-month anniversary of this Agreement.
12.	An additional 15,000 shares may be sold by Cox following the 23-month anniversary of this Agreement.
13.	An additional 15,000 shares may be sold by Cox following the 24-month anniversary of this Agreement.

Any sales of Common Stock pursuant to this Agreement must be made in compliance with both federal and state securities laws. In furtherance of the foregoing, Siena Technologies, Inc. and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement or federal or state securities laws..

C.           The Parties agree to dismiss with prejudice all claims and counterclaims in District Court Case No. A518083.

D.           Cox shall draft, execute and file a stipulation to dismiss all claims and counterclaims with prejudice upon execution of this agreement.

IV.         EFFECTIVE DATE: The Effective Date of this Agreement shall be the date set forth above.

V.	FEES AND COSTS: Each party shall bear their own attorneys fees and costs.

VI.         ACKNOWLEDGMENT OF THE PARTIES: The Parties acknowledge that each has either had his attorney review the terms of this Agreement or has had the opportunity to present this Agreement to their attorney and that each Party fully understands the terms of this Agreement and that he voluntarily accepts said terms.

VII.       MUTUAL RELEASE: The Parties hereby mutually release and discharge one another and their respective officers, directors, shareholders, affiliates, heirs, executors, administrators, successors, assigns, professional corporations, and anyone claiming through or under them, from any claims, actions, causes of action, demands, rights, damages, costs, debts, and controversies of whatever kind, description or nature, which each party hereto holds against the other, has or claims to have, or at any time heretofore owned, held, had or claimed to have, or may at any time own, hold or claim to have on account of, or in any way growing out of, directly or indirectly, any and all matters, events, occurrences, causes or things whatsoever occurred, done, omitted or suffered to be done prior to date of this Agreement, known or unknown, connected with or arising out of or which may hereafter be claimed to arise out of the Parties’ activities or the matters mentioned herein.

VIII.     MISCELLANEOUS ADDITIONAL PROVISIONS: This Agreement contains the entire Agreement of the Parties and each Party acknowledges there were no other oral agreements, representations, warranties or statements of fact made prior to or at the time of the signing of this Agreement. In the event of any disputes between the parties arising out of this Agreement, the prevailing Party shall be allowed reasonable attorney fees and costs incurred in any negotiation, mediation, arbitration, litigation or any appeal. Each Party whose signature appears below acknowledges that he has read all of the provisions of the foregoing Agreement, understands them, has sought independent advice regarding the legal effect of the provisions herein, and agrees to be bound by said provisions. This Agreement has been prepared by the joint efforts of all Parties and shall be interpreted fairly and simply and not strictly for or against either Party. If any Party to this Agreement is an entity such as a corporation, limited liability company or limited partnership, the person signing this Agreement that he or she is authorized and has authority to sign this Agreement on behalf of the entity.

IX.         TIME OF THE ESSENCE: The Parties understand and agree that time is of the essence with respect to each and every act required by this Agreement. Failure to perform any provision hereof in strict accordance with the Agreement shall be deemed a material breach of the Agreement.

X.           GOVERNING LAW: This Agreement is executed and intended to be performed in the State of Nevada, and the laws of Nevada shall govern its interpretations and effect. Any action to enforce this Agreement shall be brought before a court of proper jurisdiction located in Clark County, Nevada.

XI.         DEFAULT: Kelley’s failure to make any payments, or take any other required actions, when due shall constitute an event of default after ten days’ written notice is served on Kelley’s attorney and Kelley has failed to cure the default within that ten day period. Payments and transfers of stock from Kelley to Cox are due as state above and shall be deemed “not paid when due” if the same are not received within ten days of giving written notice of the default. If any amount of payment or transfer of stock due hereunder is deemed “not paid when due,” the entire unpaid balance, and entire outstanding stock transfers, shall, at Cox’s option, become immediately due and payable or transferable, as the case may be.

XII.       NOTICES: Any and all notices or demands by any party thereto to any other party, required or desired to be given hereunder shall be in writing and shall be validly given or made if served personally, delivered by a nationally recognized overnight courier services or if deposited in the United States Mail, certified, return receipt requested, posted prepaid, addressed as follows:

Lisa Cox 7440 W. Verde Way Las Vegas, Nevada 89149

Kelley Communication Company, Inc.,
Kelley Technologies, LLC, James Michael Kelley, and Network Installation Corp.
(n/k/a Siena Technologies, Inc.)

5625 S. Arville Street, Suite E

Las Vegas, NV 89118-2279

With copy to counsel: Aryn M. Fitzwater, Esq. Haney Woloson & Mullins 1117 S. Rancho Drive Las Vegas, Nevada 89102 Counsel for Lisa Cox

With copy to counsel:

Eric R. Olsen, Esq.

Lee I. Iglody, Esq.

Gordon & Silver, Ltd.

3960 Howard Hughes Parkway, 9th Floor

Las Vegas, Nevada 89169

Counsel for Kelley Communication Company, Inc., Kelley Technologies, LLC, James Michael Kelley, and Network Installation Corp.

XIII.     COUNTERPART SIGNATURES: This Agreement may be executed in counter-parts, with each constituent part forming the whole. Facsimile copies shall be deemed originals. The parties shall execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

The undersigned have read, understand and agree to all of the terms and conditions of this Settlement Agreement.

Dated this 26th day of February, 2007. By: /s/ James Michael Kelley JAMES MICHAEL KELLEY, individually, and for Kelley Communication Company, Kelley Technologies, LLC	Dated this _______ day of ___________, 2007. By: /s/ Lisa Cox LISA COX, individually, and as Special Administratrix of the Estate of Steven L. Cox

Dated this _______ day of ___________, 2007.

GORDON & SILVER, LTD.

By:

Eric R. Olsen

Nevada Bar No. 3127

Lee I. Iglody

Nevada Bar No. 7757

3960 Howard Hughes Pkwy., 9th Floor

Las Vegas, Nevada 89109

Attorneys for Kelley Communication Company, Inc., Kelley Technologies, LLC, James Michael Kelley, and Network Installation Corp.

Dated this 23rd day of February, 2007.

HANEY WOLOSON & MULLINS

By:  /s/ Aryn M. Fitzwater (#8802)

THOMAS W. DAVIS, II, ESQ.

Nevada Bar No. 2531

1117 South Rancho Drive

Las Vegas, Nevada 89102

Attorneys for Lisa Cox

Dated this 26 day of February, 2007. By: /s/ Christopher Pizzo CHRIS PIZZO for Siena Technologies, formerly known as Network Installation Corp.